Exhibit 4.3

AMENDMENT TO WARRANT AGREEMENT

This Amendment to the Warrant Agreement (this “Amendment”) made and entered into on June 15, 2007, amends that certain Common Stock Purchase Warrant (the “Warrant”) issued to Whitebox Ready Ltd. on April 20, 2007, by MedicalCV, Inc. (the “Company”).  Unless modified herein, all other terms and provisions of the Warrant shall remain in full force and effect and unmodified hereby.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Warrant.

The following sub-section of the Warrant is hereby restated as follows:

Section 2.               Exercise.

c)             Cashless Exercise.  The Holder may also exercise this Warrant, only to the extent of any Warrant Shares that may not be included in the registration statement required to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Purchase Agreement as a result of an interpretation by the Commission that Securities Act Rule 415 prohibits such registration (the “Excluded Warrant Shares”), by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =       the VWAP on the Trading Day immediately preceding the date of such election;

(B) =       the Exercise Price of this Warrant, as adjusted; and

(X) =       the number of Excluded Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

The following sub-section is hereby appended to the Warrant:

Section 2.               Exercise.

e)             Restriction on Exercise. No Holder shall have the right to exercise this Warrant, to the extent that after giving effect to such exercise, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 9.99% of the shares of the Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Quarterly Report on Form 10-QSB, Annual Report on Form 10-KSB or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall, within three (3) business days, confirm orally or in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The restriction described in this Section 2(e) may not be revoked.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment to Warrant Agreement as of the date first above written.

MEDICALCV, INC.

By:	/s/ Marc P. Flores
Name: Marc P. Flores
Title: President and Chief Executive Officer

WHITEBOX READY LTD.

By:	/s/ Jonathan D. Wood
Name: Jonathan D. Wood
Title: Chief Financial Officer